Exhibit 5.2

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

June 26, 2018

Entera Bio Ltd.
Hadassah Medical Center
Kiryat Hadassah
Jerusalem 9112002

Ladies and Gentlemen:

Entera Bio Ltd., a corporation organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 (File No. 333-221472) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of ordinary shares and 1,333,334 warrants, each entitling its holder to purchase 0.50 of the Company’s common shares, par value NIS 0.0000769 per share (the “Warrants”), to be sold pursuant to the Underwriting Agreement to be entered into in connection with the offering (the “Underwriting Agreement”) between the Company and Maxim Group LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Warrants include 200,000 warrants that may be purchased by the Underwriter pursuant to the option to purchase additional warrants set forth in the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, assuming that the Warrants have been duly authorized, executed and delivered by the Company insofar as Israeli law is concerned, the Warrants, when the Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We advise you that matters of Israeli law are covered in the opinion of Herzog Fox & Neeman, Israeli counsel for the Company, in Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP